Exhibit 21.1

RENEWABLE ENERGY GROUP, INC. SUBSIDIARIES

REG Biofuels, LLC	Iowa
REG Marketing & Logistics Group, LLC	Iowa
Amber Resources, LLC	California
M.O. Dion & Sons, Inc.	California
Amber Petroleum Products, Inc.	California
REG Services Group, LLC	Iowa
REG Synthetic Fuels, LLC	Iowa
REG Life Sciences, LLC	Iowa
REG Canada Holdings Inc.	British Columbia
REG Ventures, LLC	Iowa
REG Ralston, LLC	Iowa
REG Houston, LLC	Texas
REG Danville, LLC	Delaware
REG Albert Lea, LLC	Iowa
REG Newton, LLC	Iowa
REG Seneca, LLC	Iowa
REG New Boston, LLC	Iowa
REG Mason City, LLC	Iowa
REG Clovis, LLC	Iowa
REG Okeechobee, LLC	Iowa
REG Geismar, LLC	Delaware
REG Grays Harbor, LLC	Washington
REG Madison, LLC	Wisconsin
REG Feedstock, LLC	Iowa
REG Overseas Holdings B.V.	Netherlands
REG International Trading & Commodities B.V.	Netherlands
REG Germany GmbH	Germany
REG Energy Services Switzerland AG	Switzerland